Exhibit 21.1

SUBSIDIARIES OF TRINSEO S.A.

ENTITY NAME	JURISDICTION
Styron Luxco S.à r.l.	Luxembourg
Styron Holding S.à r.l.	Luxembourg
Styron Investment Holdings Ireland	Ireland
Trinseo Materials S.à r.l.	Luxembourg
Trinseo Materials Operating S.C.A.	Luxembourg
Trinseo Finance Ireland	Ireland
Styron Holding B.V.	The Netherlands
Styron Suomi Oy	Finland
Styron France S.A.S.	France
Styron Spain, S.L.	Spain
Styron Europe GmbH	Switzerland
Styron Export GmbH	Switzerland
Styron Canada ULC	Canada – Nova Scotia
Styron Belgium BVBA	Belgium
Styron Chile Comercial Limitada	Chile
Styron de México S. de R.L. de C.V.	Mexico
Styron Services de México, S. de R.L. de C.V.	Mexico
Styron Sverige AB	Sweden
Styron Hellas M.EPE	Greece
Styron UK Limited	United Kingdom
Styron Kimya Ticaret Limited Şirketi	Turkey
Styron Italia S.R.L.	Italy
Styron do Brasil Comércio de Produtos Químicos Ltda.	Brazil
Styron de Colombia Ltda.	Columbia
Sumika Styron Polycarbonate Limited[1]	Japan
Styron Netherlands B.V.	The Netherlands
Styron Deutschland GmbH	Germany
Styron Deutschland Anlagengesellschaft mbH	Germany
Styron Materials Ireland	Ireland
Styron Holdings Asia Pte. Ltd.	Singapore
Styron (Hong Kong) Limited	Hong Kong
Styron Australia Pty. Ltd.	Australia
Taiwan Styron Limited	Taiwan
Styron Korea Ltd.	Korea
Styron Japan Y.K.	Japan
Styron S/B Latex Zhangjiagang Company Limited	China
SAL Petrochemical (Zhangjiagang) Company Limited	China
Styron Singapore Pte. Ltd.	Singapore
PT Styron Indonesia	Indonesia
Styron India Trading Private Limited	India
Styron Finance Luxembourg S.à r.l.	Luxembourg
Trinseo Materials Finance, Inc.	Delaware
Styron U.S. Holding, Inc.	Delaware
Styron LLC	Delaware
Americas Styrenics LLC[1]	Delaware
Trinseo U.S. Receivables Company SPV LLC	Delaware

[1]	Represents a joint venture company of which the registrant indirectly owns 50% of the voting equity.